Exhibit 10.2

CIPHERLOC CORPORATION

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is entered into by and between Cipherloc Corporation, a Delaware corporation (the “Company”), and Sammy Davis DrPH (“Consultant”) and is effective as of July 1, 2022 (the “Effective Date”).

1. Consulting Relationship. During the term of this Agreement set forth in Section 4, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.

2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement on the terms provided therein. While performing the Services for the Company the Consultant shall adhere to the same standards of conduct as is expected from Company employees.

3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior consent of the Company’s Chief Executive Officer. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4. Term, Renewal, and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the date hereof and terminating on December 31, 2022 (the “Term”). The Agreement shall automatically renew for six (6) month periods until either the Company or the Consultant provides a written notice ten (10) days in advance of the next renewal date.

5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a) Method of Provision of Services: Consultant shall be solely responsible for determining the method, details and means of performing the Services. Consultant may employ the services of such employees, and with the prior written consent of Company such subcontractors, as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”). Such Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by his Assistants and compensation of such Assistants, such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement and the Confidentiality Agreement (as defined below).

(b) No Authority to Bind Company. Neither Consultant, nor any partner, agent, Assistant or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c) No Benefits. Consultant acknowledges and agrees that Consultant and the Assistants will not be eligible for any Company employee benefits and, to the extent Consultant or any Assistants otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of himself and any Assistants) hereby expressly declines to participate in such Company employee benefits.

(d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant shall provide Company with a completed and signed most current version of IRS form W-9, which shall be attached to this Agreement as Exhibit C. Consultant understands and agrees that the Company shall, when required, issue Consultant a Form 1099. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or employees.

6. Supervision of Consultant’s Services. All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s Chief Executive Officer.

7. Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

8. [Intentionally omitted]

9. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement. In addition, Consultant represents and warrants that he has not been barred or suspended by the Securities and Exchange Commission, any federal and/or state regulatory agency or any self-regulatory body.

10. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. Consultant may not assign or delegate its rights or obligations under this Agreement without the prior written consent of Company.

(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Western District of Texas or in state court in the County of Travis, Texas, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement as of the Effective Date.

CIPHERLOC CORPORATION

By:
Title:	Chief Financial Officer

Sammy Davis DrPH

Signature

Address:

Phone:
Email:

Signature Page

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Consultant agrees to serve as a consultant and strategic advisor to management and/or the board of directors, and to perform such services as reasonably requested by management and/or the board of directors from time to time during the Term of the Agreement with respect to the Company’s strategic initiatives, business and marketing plans and initiatives, management and advisory and other key personnel staffing recommendations, regulatory initiatives, financing plans, new product initiatives, licensing and/or other material agreements or ventures, and other key matters and plans relating to the Company’s current and proposed business activities.

Exhibit A - Consulting Services

EXHIBIT B

COMPENSATION

For Services rendered by Consultant under this Agreement, the Consultant shall be paid:

●	Stock - 100,000 shares vesting immediately upon execution of this Agreement

●	Retainer - Two $10,000 installments paid in cash by September 30, 2022 and December 31, 2022.

●	Commissions - An amount equal to two percent (2%) of first year revenue under any agreement with a hospital or other medical care provider referred to the Company by the Consultant with which the Company has no prior relationship or contact (“Leads”)

●	Commissions will be earned by the Consultant on revenue generated by the Company from contracts executed with Leads after the termination of the Agreement.

Exhibit B – Compensation

EXHIBIT C

FORM W-9

On file with the company.

Exhibit C – Form W-9